UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: March 9, 2016

LEUCADIA NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

On March 9, 2016, the Compensation Committee of our Board of Directors approved the 2016 performance-based bonus program for Michael J. Sharp, our and Jefferies Group’s Executive Vice President and General Counsel.

For 2016, Mr. Sharp will be entitled to an incentive bonus in an amount between $0 and $4 million. The entire incentive bonus will be dependent upon Leucadia National Corporation’s 2016 consolidated earnings before income taxes. The incentive program approved by the Compensation Committee provides for no annual incentive bonus if the minimum threshold level of performance is not achieved, a target incentive bonus of $3 million for target performance and the maximum bonus if performance equals or exceeds the top performance threshold level. Performance falling between these levels of performance will result in an amount of bonus interpolated between such threshold levels.

The Compensation Committee reserved the absolute right to take into consideration additional performance measures in determining whether to reduce the calculated bonus award. The Compensation Committee may choose to pay all or a portion of the bonus in cash or restricted equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: March 15, 2016	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary and
Associate General Counsel